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EXHIBIT 3.1(i) - ARTICLES OF INCORPORATION


                          ARTICLES OF INCORPORATION
                                     OF
                        COBRA FINANCIAL SERVICES, INC.


                                ARTICLE ONE

     The name of the Corporation is COBRA FINANCIAL SERVICES, INC.

                                ARTICLE TWO

     The period of its duration is perpetual.

                               ARTICLE THREE

     The purpose for which the corporation organized is the transaction of any and all lawful business for which a corporation may be incorporated under Texas Business Corporation Act.

                                ARTICLE FOUR

     The aggregate number of shares of which the corporation is authorized to issue is Ten Thousand (10,000). The shares shall have a par value of One Dollar ($1.00).

                                ARTICLE FIVE

     The Corporation will not commence business until it has received for the issuance of it's shares consideration of the value of $1,000.00, consisting of money, labor done or property actually received.

                                ARTICLE SIX

     The number of initial Directors is one. The name and address of the initial director is:

                              Carlton Wade Fleming
                              5005 LBJ Freeway, Suite 950
                              Dallas, Texas 75244

                               ARTICLE EIGHT

     This is Corporation is a close corporation.

                               ARTICLE NINE

     The name and address of the incorporator is:

                             Marilyn S. Hershman
                             408 W. 17th Street, Suite 101
                             Austin, Texas 78701-1207

     IN WITNESS WHEREOF: I have hereunto set my hand this 16th day of September, 1996.


                             /s/__________________________________
                                Marilyn S. Hershman, Incorporator


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